Exhibit 99.1

Capmark Financial Group Inc. Obtains $1.5 Billion Term Loan Facility Commitment

(Horsham, PA) — May 8, 2009 — Capmark Financial Group Inc. (“Capmark”) today announced that it has obtained a commitment from certain of its lenders to provide a new term loan facility of up to $1.5 billion (the “Facility”).  Proceeds from the Facility, along with $75.0 million in cash, will be used to refinance a portion of Capmark’s bridge loan agreement and senior credit facility.

In addition, to facilitate the execution of definitive agreements with respect to the Facility, as well as the additional amendments to the bridge loan agreement and senior credit facility described below, Capmark has obtained a further extension of the maturity date of approximately 94% of the outstanding principal balance under its bridge loan agreement until May 21, 2009 and a further waiver, which will be effective until May 21, 2009, of its compliance with the leverage ratio covenants in its bridge loan agreement and senior credit facility for the quarters ended December 31, 2008 and March 31, 2009.

The Facility will be secured by Capmark’s US and Canadian non-bank mortgage loan assets.  The terms of the Facility will also include a number of financial and other operating covenants, including minimum liquidity and run rate operating expense covenants and limitations on incurring debt, granting liens and making certain restricted payments, investments and capital expenditures.  The Facility will mature on March 23, 2011.  However, if certain conditions with respect to the restructuring of Capmark’s senior notes due 2010 have not been met, the maturity date will be accelerated to April 2010.

The lenders’ commitments contemplate that in connection with the closing of the Facility, Capmark will enter into amendments to its senior credit facility and bridge loan agreement to extend the maturity date under the bridge loan agreement to the maturity date of the Facility, to conform the financial covenants in such agreements to those in the Facility and to amend certain other provisions including amendments necessary to enter into the Facility.

In addition, Capmark intends to seek to obtain an additional facility contemplated under the terms of the Facility to finance servicing advances made by Capmark in the course of its master servicing activities.  In the event a servicing facility is entered into, it will be secured by the rights to repayment of the servicing advances, and a security interest covering the residual value of the servicing advances also will be granted as security for repayment of the Facility.

The closing of the Facility will be subject to the negotiation of mutually agreeable definitive documentation with respect to the Facility and the bridge loan and senior credit facility amendments, as well as other customary closing conditions.  Capmark expects to execute the amendments and close the Facility by May 21, 2009.  There can be no assurances that Capmark will be able to complete these transactions in this timeframe or at all.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Capmark refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as Capmark’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.